SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 11, 2012

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-33393	94-3306718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane, Suite 800, Bethesda, MD 20814
(Address Of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2012, Northwest Biotherapeutics, Inc. (the “Company”) sold a convertible promissory note (the “Note”) to GEL Properties, LLC (“GEL”) in the principal amount of $833,333.33 (the “Note”).

The Note has a 2-year term, and matures on September 11, 2014. The Note includes an Original Issue Discount of ten percent. Interest on the Note accrues at a rate of 4% per annum, which will be paid in the Company’s common stock.

The Holder may elect to convert all or part of the Note into common stock of the Company, beginning on March 11, 2013. If the Holder elects any such conversion, the conversion price will be equal to 90% of the market price at the time of conversion, as long as the Company has an effective, applicable registration statement in place within ninety days of the issuance of the Note.

The Company has the right to prepay and redeem the note at any time, upon five days written notice, and upon payment of 150% of the unpaid principal amount of the Note.

The Note contains customary default provisions, including provisions for potential acceleration of the Note, default interest and potential requirements to deliver additional shares.

Concurrently with the above Note, the Company issued to GEL 30% warrant coverage, with a warrant exercise price of $0.40. The warrant will be exercisable for 624,999 shares of the Company’s common stock, during a 5 year exercise period.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed in this Item 2.03 is incorporated herein by reference from Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to an “accredited investor” (as defined by Rule 501 under the Securities Act). In addition, the issuance did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the investor; the Registrant obtained representations from the investor regarding its investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC

Dated: September 17, 2012	By:	/s/ Linda Powers
Name: Linda Powers
Title: Chief Executive Officer and Chairman

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